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Exhibit 10.5

STATE STREET CORPORATION
1997 EQUITY INCENTIVE PLAN

Restricted Stock Award Agreement

Subject to your acceptance of the terms set forth in this agreement, State Street Corporation (the "Company") has awarded to you "restricted" shares of common stock ("Stock") of the Company, detailed in your award Certificate on this website and pursuant to the State Street Corporation 1997 Equity Incentive Plan (the "Plan") and certain conditions set forth below (the "Restricted Stock Award Agreement"). A copy of the Plan document and the Company's Prospectus are located on this website for your reference. All terms used herein shall have the same meaning as in the Plan, except as otherwise expressly provided. The term "vest" as used herein means the lapsing of the restrictions described herein and in the Plan with respect to one or more shares of Stock.

In consideration of the Company's accepting this Restricted Stock Award Agreement and transferring to you, the award recipient, the shares of Stock provided for herein and in the accompanying award Certificate, you hereby agree with the Company as follows:

1.
If certificates for the shares awarded hereunder are issued, the certificates for any unvested shares shall be held by the Company with blank stock powers to be used in the event of forfeiture. If unvested shares are held in book entry form, the Company may give stop transfer instructions to the depository to ensure compliance with the provisions hereof.

2.
The shares of Stock acquired by you hereunder pursuant to this Restricted Stock Award Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided below and in the Plan, which is incorporated herein by reference with the same effect as if set forth herein in full.

3.
In the event you cease to be employed by the Company and its subsidiaries for any reason, including retirement, other than death or disability (as hereinafter defined), the Stock acquired hereunder, less any shares that have previously vested, shall be immediately forfeited to the Company. You hereby (i) acknowledge that the shares of stock issued to you under the Restricted Stock Award Agreement may be held in book entry form on the books of Equiserve Trust Company, N.A. (or another institution specified by the Company), and irrevocably authorize the Company to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any such shares that are unvested and forfeited hereunder, (ii) agree to deliver to the Company, as a precondition to the issuance of any stock certificate or certificates with respect to unvested shares of Stock hereunder, one or more stock powers, endorsed in blank, with respect to such shares, and (iii) agree to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture hereunder. For purposes of this Agreement, "disability" shall have the meaning set forth in Section 7.1 of the Plan.

4.
The shares acquired hereunder shall vest in accordance with the provisions of this Paragraph 4 and applicable provisions of the Plan, as specified on your award Certificate provided in each case that you are then, and since the grant date have continuously been, employed by the Company or its subsidiaries. In the event that you are eligible to receive severance when terminated from the Company, the unvested shares of Stock shall continue to vest through the end of the "bridging period" as defined in the Company's severance policy. In the event of a Change of Control of the Company, as defined in Section 7.4 of the Plan, all shares acquired hereunder that have not previously been forfeited shall immediately vest, provided that you are then employed by the Company or its subsidiaries.

5.
Any stock certificates representing unvested shares shall be held by the Company, and any such certificate (and to the extent determined by the Company, any other evidence of ownership of unvested shares) shall contain the following legend:

    THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE STATE STREET CORPORATION 1997 EQUITY INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND STATE STREET CORPORATION. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE IN THE OFFICES OF STATE STREET CORPORATION.

6.
As soon as practicable following the vesting of any such shares the Company shall cause a stock certificate or certificates covering such shares, without the aforesaid legend, to be issued and delivered to the award recipient, subject to the payment by the award recipient by cash or other means acceptable to the Company of any withholding taxes due in connection with such vesting.

7.
You shall be entitled to any and all dividends or other distributions paid with respect to all shares of Stock acquired hereunder which have not been forfeited or otherwise disposed of and shall be entitled to vote any such shares; provided, however, that any property (other than cash) distributed with respect to a share of Stock (the "associated share") acquired hereunder, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an associated share, shall be subject to the restrictions of this Restricted Stock Award Agreement in the same manner and for so long as the associated share remains subject to such restrictions, and shall be promptly forfeited to the Company if and when the associated share is so forfeited.

8.
You understand that once a certificate has been delivered to you in respect of shares of Stock acquired hereunder which have vested, you will be free to sell the shares of Stock evidenced by such certificate, subject to applicable requirements of federal and state securities laws.

9.
You expressly acknowledge that the vesting of the shares of Stock acquired hereunder will give rise to ordinary income, subject to tax withholding. The amount of income realized will be the fair market value of the shares upon vesting when the substantial risk of forfeiture lapses. You expressly acknowledge and agree that your rights hereunder are subject to your paying to the Company in cash, or by selling shares of Stock acquired hereunder, or by the delivery of previously acquired Stock, all taxes required to be withheld in connection with such vesting.

10.
You also acknowledge that you may elect, within 30 days of the date of grant, under Section 83(b) of the IRS Code, to recognize income at the time of the award. If you make an 83(b) election, you must pay tax withholding based on the fair market value of the shares on the date of grant. If these shares are subsequently forfeited, the taxes paid are forfeited, and you may not claim a loss with respect to the income recognized or on the shares forfeited.

By your accepting this agreement, this agreement shall take effect as a sealed instrument.

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Restricted Stock Award Agreement